Exhibit 99.1

13215 Bee Cave Parkway. Suite B-300, Austin, Texas 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

PRESS RELEASE

Summit Hotel Properties Announces Board of Directors Transition

Dan Hansen to Retire as Executive Chairman

Jeff Jones Named Non-Executive Chairman of the Board Effective January 1, 2022

Austin, Texas, December 7, 2021 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that Dan Hansen will retire from his role as the Company’s Executive Chairman effective December 31, 2021. Mr. Hansen will continue to serve on the Company’s Board of Directors for the remaining term of his current nomination through the 2022 annual meeting of stockholders. Jeff Jones, currently the Company’s Lead Independent Director, will assume the role of Non-Executive Chairman of the Board effective January 1, 2022.

“It has been a tremendous privilege to have led Summit as its CEO for over 10 years and as Executive Chairman during this past year. While I will be leaving my formal role with the Company to pursue other interests, the transition plan we put in place at the beginning of last year has been completed and I believe Jon Stanner, who became President and CEO on January 15th, 2021, is fully prepared to lead the Company in its next phase of growth. I continue to fully support the strategic direction of the Company and believe with our current management team and continued support by our Board of Directors we are well equipped to lead the Company going forward,” said Mr. Hansen.

“I will forever be grateful for Dan’s guidance, mentorship and friendship. As he transitions to the next phase of his life, he leaves behind a lasting legacy of success, underpinned by a tremendous track record and unwavering commitment to transparency and integrity. His influence at Summit and our industry more broadly has been inspirational for me, and I look forward to continuing his unrelenting pursuit of excellence,” commented Jonathan P. Stanner, the Company’s President and Chief Executive Officer.

“On behalf of the entire Board of Directors, I’d like to sincerely thank Dan for his tremendous efforts and congratulate him on his many accomplishments as a leader of Summit since our IPO in 2011. He has been an integral part of the growth of our company and is widely respected for his dedication and commitment to our industry,” commented Mr. Jones. “The Board has been pleased with the significant progress we have made through the leadership transition, and we look forward to building on the growth being created by our recently announced $822 million transformational acquisition of a 27-hotel portfolio from NewcrestImage,” continued Mr. Jones.

Mr. Jones joined the Company’s Board of Directors in July 2014 and currently serves as the Lead Independent Director, is chairman of the audit committee and a member of the compensation committee. In addition, he is currently Chairman of the Board of Directors, chairman of the audit committee and a member of the compensation committee for Noodles & Company (NASDAQ: NDLS), a publicly held fast-casual restaurant chain. Mr. Jones also serves on the Board of Directors, is the Lead Independent Director, chairs the audit and finance committee and is a member of the compensation committee for Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. He also serves on the Board of Directors of ClubCorp and is a member of the US Bank Advisory Board. Mr. Jones previously served as the President and Chief Financial Officer of Vail Resorts, Inc. (NYSE: MTN) where he also sat on the company’s Board of Directors.

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In addition, as previously announced in conjunction with the acquisition of the NewcrestImage portfolio, NewcrestImage will have the right to nominate one director to the Company’s Board of Directors at the closing of the transaction which is expected to occur later this year or in the first quarter of next year.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of December 7, 2021, the Company’s portfolio consisted of 73 hotels, 61 of which are wholly owned, with a total of 11,398 guestrooms located in 23 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. These forward-looking statements relate to the payment of dividends. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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